Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Investor Relations: Leslie Hunziker
201-307-2100
investorrelations@hertz.com
Media: Richard Broome
201-307-2486
rbroome@hertz.com

HERTZ REPORTS FIRST QUARTER OPERATING RESULTS

•                  Revenues of $1.6 billion with an adjusted net loss of $80.0 million, or $(0.25) per share, and a net loss, on a GAAP basis, of $163.5 million, or $(0.51) per share, for the first quarter of 2009.

•                  Total net cash flow(1) improved to $760.7 million for the first quarter, resulting in a reduction of total debt of $1.3 billion; net cash provided by operating activities of $966.2 million for the first quarter.

•                  Liquidity increased to approximately $5.4 billion(2) as of March 31, 2009.

•                  The Company increases its target for incremental annualized costs savings in 2009 to $500 million.

Park Ridge, NJ (April 28, 2009) – Hertz Global Holdings, Inc. (NYSE: HTZ) (with its subsidiaries, the “Company” or “we”) reported first quarter 2009 worldwide revenues of $1.6 billion, a decrease of 23.3%, or $474.3 million, year-over-year (an 18.3% decrease in constant currency).  Worldwide car rental revenues for the quarter decreased 21.1% (a 15.9% decrease in constant currency) to $1.3 billion.  Revenues from worldwide equipment rental for the first quarter were $279.5 million, down 32.0% (a 27.5% decrease in constant currency) over the prior year period.

First quarter 2009 adjusted pre-tax loss(1) was $116.6 million, versus adjusted pre-tax income of $17.1 million in 2008, and loss before income taxes and noncontrolling interest (“pre-tax loss”), on a GAAP basis, was $210.0 million, versus a pre-tax loss of $55.8 million in the first quarter of 2008.  Corporate EBITDA(1) for the first quarter of 2009 was $91.9 million, a decrease of 60.9% from the same period in 2008.

First quarter 2009 adjusted net loss(1) was $80.0 million, versus adjusted net income of $6.5 million from the same period in 2008, resulting in adjusted diluted loss per share(1) for the quarter of $(0.25),  compared with adjusted diluted earnings per share of $0.02 for the first quarter of 2008. First quarter 2009 net loss, on a GAAP basis, was $163.5 million, or $(0.51) per share on a diluted basis, compared with a net loss of $57.7 million, or $(0.18) per share on a diluted basis, for the first quarter of 2008. The increase in GAAP net loss is attributable to decreased volume and pricing, increased restructuring and related costs and residual value declines.

Mark P. Frissora, the Company’s Chairman and Chief Executive Officer said, “We continue to generate strong cash flow and maintain significant liquidity in the midst of the global recession.  Additionally, we are improving profit retention sequentially, mitigating the effect of declining revenues on adjusted and GAAP earnings.  In the first quarter, revenues decreased almost $475 million year-over-year, while adjusted pre-tax income declined approximately $134 million, or $154 million on a GAAP basis.  These results compare favorably with a fourth quarter 2008 revenue decline of $350 million and a $256 million decrease in adjusted pre-tax income, or $1.53 billion on a GAAP basis, which included a $1.17 billion non-cash impairment charge.  We expect profit retention will continue to improve in future quarters as our financial results more fully reflect recent cost actions. Additionally, we generated improved first quarter total net cash flow of over $760 million, reduced total debt by $1.3 billion and maintained liquidity at quarter end of almost $5.4 billion.  We are maintaining our focus on yield-managing high quality revenue with tighter fleets to optimize cash flow and liquidity.”

The Company took $38.4 million in restructuring and related charges in the first quarter of 2009, primarily attributable to costs associated with job reductions, the closure of rental locations and outsourcing/process reengineering.

INCOME MEASUREMENTS, FIRST QUARTER 2009 & 2008

	Q1 2009			Q1 2008
(in millions, except per share amounts)	Pre-tax Loss	Net Loss	Diluted Loss Per Share	Pre-tax Income (Loss)	Net Income (Loss)	Diluted Earnings (Loss) Per Share
Earnings Measures, as reported (EPS based on 323.4M and 322.2M diluted shares)	$(210.0)	$(163.5)	$(0.51)	$(55.8)	$(57.7)	$(0.18)

Adjustments:
Purchase accounting	26.0			24.8
Non-cash debt charges	25.0			14.5
Restructuring and related charges	38.4			23.1
Third-party bankruptcy reserve	4.3			—
Gasoline hedge gain	(1.0)			—
Management transition costs	0.7			1.3
Unrealized loss on derivative	—			6.0
Vacation accrual adjustment	—			3.2
Adjusted pre-tax income (loss)	(116.6)	(116.6)		17.1	17.1
Assumed (provision) benefit for income taxes at 34%		39.7			(5.8)
Noncontrolling interest		(3.1)			(4.8)

Earnings Measures, as adjusted (EPS based on 322.7M and 325.5M diluted shares)	$(116.6)	$(80.0)	$(0.25)	$17.1	$6.5	$0.02

The Company ended the first quarter of 2009 with total debt of $9.69 billion and net corporate debt(1) of $3.85 billion, compared with total debt of $10.97 billion and net corporate debt of $3.82 billion as of December 31, 2008, an increase in net corporate debt of $36.7 million. Total net cash flow for the quarter was $760.7 million compared with a use of $95.5 million in the first quarter of 2008.  The improvement of $856.2 million is attributable to better management of fleet rotation to preserve liquidity and increase cash flow.  On a GAAP basis, net cash provided by operating activities was $966.2 million in the first quarter of 2009, compared to $1,128.2 million in 2008.

The Company generated total net cash flow yield(1) of 60.2%, based on the Company’s $1,449.3 million of total net cash flow, for the 12 months ending March 31, 2009, compared with total net cash flow yield of 11.7%, based on the Company’s $746.6 million of total net cash flow, for the 12 months ending March 31, 2008.

WORLDWIDE CAR RENTAL

The Company noted the U.S. car rental business made progress in the first quarter generating year-over-year operational efficiencies in several areas including fleet, staffing and exposure to certain U.S. auto manufacturers.  A few key metrics include:

•                  Transaction length increased 5% over last year, driven primarily by leisure transactions, including the new multi-month rental product.

•                  Revenue per transaction, a good measure of pricing and transaction length mix, increased 2%.

•                  15% lower average car-rental fleet, and 6% lower compared with the fourth quarter of 2008, taking advantage of an improving used car market to delete some older vehicles.

Worldwide car rental revenues were $1.3 billion for the first quarter of 2009, a decrease of 21.1% (a 15.9% decrease in constant currency) from the prior year period. Transaction days for the quarter decreased 12.4% [(13.4)% U.S.; (10.1)% International]. U.S. off-airport revenues for the first quarter decreased 9.1% year-over-year, and transaction days declined 4.1%. Rental rate revenue per transaction day(1) (“RPD”) for the quarter was 3.3% below the prior year period [(3.0)% U.S.; (4.1)% International].

Worldwide car rental adjusted pre-tax loss for the first quarter of 2009 was $33.5 million, compared with adjusted pre-tax income of $39.3 million last year.  The decrease is attributable to decreased volume and pricing and residual value declines, partially offset by strong cost management performance.

The worldwide average number of Company-operated cars for the first quarter of 2009 was 380,900, a decrease of 12.9% over the prior year period.

WORLDWIDE EQUIPMENT RENTAL

Worldwide equipment rental revenues were $279.5 million for the first quarter of 2009, a 32.0% decrease (a 27.5% decrease in constant currency) from the prior year period.

Adjusted pre-tax income for the first quarter of 2009 was $0.7 million, a 98.8% decrease over the prior year period, primarily attributable to the effects of reduced volume and pricing, partially offset by cost management initiatives.  HERC achieved an adjusted pre-tax margin, based on revenues, of 0.3%, and a Corporate EBITDA margin, based on revenues, of 40.4% for the quarter.

The average acquisition cost of rental equipment operated during the first quarter of 2009 decreased by 14.9% year-over- year — compared with a 12.6% increase in the first quarter of 2008 over the first quarter of 2007 — to $3.0 billion, and net revenue earning equipment as of March 31, 2009 was $2.0 billion, a 23.9% decrease from the amount as of March 31, 2008.

OUTLOOK

Hertz is not providing specific quarterly or full year 2009 revenue, earnings and cash flow guidance at this time. However, the Company makes the following observations about current conditions affecting its businesses:

•                  U.S. car rental and worldwide equipment rental demand appears to be stabilizing, indicating a possible bottoming out of volume declines.

•                  U.S. vehicle residuals have improved to within normal ranges, although still lower year-over-year.

•                  Leisure market car rental pricing continues to improve, while corporate pricing declines should moderate with easier second half 2009 comparisons.

•                  The Advantage Rent-a-Car acquisition is expected to drive additional revenue growth in the U.S. leisure travel market.

•                  Pricing pressure in U.S. equipment rental markets has not yet dissipated.

•                  2009 cost actions will help deliver further improvements in profit retention, even in the absence of an economic recovery.

•                  The Company has increased its outlook for incremental, annualized 2009 cost savings to $500 million.

•                  Based on current forecasts and companywide cost and debt reduction actions, the Company expects to maintain sufficient cushion, through 2010, between reported ratios and the covenant limits established in its credit agreements.

RESULTS OF THE HERTZ CORPORATION

The Company’s operating subsidiary, The Hertz Corporation (“Hertz”), posted the same revenues for the first quarter of 2009 as the Company.  Hertz’s first quarter of 2009 pre-tax loss was, however, slightly higher than that of the Company primarily because of additional interest expense recognized by Hertz on an inter-company loan from the Company.

(1) Total net cash flow, total net cash flow yield, net corporate debt, levered after-tax cash flow after fleet growth (“levered cash flow”), adjusted pre-tax income (loss), Corporate EBITDA, adjusted net income (loss), adjusted diluted earnings (loss) per share and rental rate revenue per transaction day are non-GAAP measures.  See the accompanying Attachments for the reconciliations and definitions for each of these non-GAAP measures and the reason the Company’s management believes that these measures provide useful information to investors regarding the Company’s financial condition and results of operations.

(2) Total liquidity of $5.4 billion is comprised of $0.6 billion of cash, $1.2 billion of undrawn corporate liquidity and $3.6 billion of fleet financing availability.  Total liquidity is subject to borrowing base limitations and other factors—we had $1.4 billion of the borrowing base available at March 31, 2009 and $0.6 billion of cash.

CONFERENCE CALL INFORMATION

The Company’s first quarter 2009 earnings conference call will be held on Wednesday, April 29, 2009, at 10:00 a.m. (EDT). To access the conference call live, dial 800-288-8961 in the U.S. and 612-288-0329 for international callers using the passcode: 996701 or listen via webcast at www.hertz.com/investorrelations. The conference call will be available for replay through May 13, 2009 by calling 800-475-6701 in the U.S. or 320-365-3844 for international callers with the passcode: 996701.  The press release and related tables containing the reconciliations of non-GAAP measures will be available on our website, www.hertz.com/investorrelations.

ABOUT THE COMPANY

Hertz is the world’s largest general use car rental brand, operating from approximately 8,000 locations in 145 countries worldwide. Hertz is the number one airport car rental brand in the U.S. and at 42 major airports in Europe, operating both corporate and licensee locations in cities and airports in North America, Europe, Latin America, Australia and New Zealand. In addition, the Company has licensee locations in cities and airports in Africa, Asia, and the Middle East. Product and service initiatives such as Hertz #1 Club Gold®, NeverLost® customized, onboard navigation systems, SIRIUS Satellite Radio, and unique cars and SUVs offered through the company’s Prestige, Fun and Green Collections, set Hertz apart from the competition. In 2008, the Company launched Connect by Hertz, entering the global car sharing market in London, New York City and Paris. Hertz also operates one of the world’s largest equipment rental businesses, Hertz Equipment Rental Corporation, offering a diverse line of equipment, including tools and supplies, as well as new and used equipment for sale, to customers ranging from major industrial companies to local contractors and consumers from approximately 330 branches in the United States, Canada, China, France and Spain.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. Forward-looking statements include information concerning the Company’s outlook, anticipated revenues, results of operations and implementation of productivity and efficiency initiatives, including targeted job reductions, and the anticipated savings and restructuring charges expected to be realized or incurred in connection therewith. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “forecast” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that the Company believes are appropriate in these circumstances. As you read this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect the Company’s actual results and its ability to implement its cost savings and efficiency initiatives successfully, and could cause the Company’s actual results to differ materially from those expressed in the forward-looking statements. Some important factors include: the

Company’s operations; economic performance; financial condition; management forecasts; efficiencies, cost savings and opportunities to increase productivity and profitability; income and margins; liquidity and availability of additional or continued fleet financing including as a result of the financial instability of the entities providing credit support; the financial instability of the manufacturers of our vehicles: anticipated growth; economies of scale; the economy; future economic performance; the Company’s ability to maintain profitability during adverse economic cycles, potential tangible and intangible asset impairment charges and unfavorable external events (including war, terrorist acts, natural disasters and epidemic disease); future acquisitions and dispositions; litigation; potential and contingent liabilities; management’s plans; taxes; and refinancing of existing debt. In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this press release might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company cautions you therefore that you should not rely unduly on these forward-looking statements. You should understand the risks and uncertainties discussed in “Risk Factors” and elsewhere in the Company’s 2008 Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the United States Securities and Exchange Commission, or the “SEC,” on March 3, 2009, could affect the Company’s future results and the outcome of its implementation of its cost savings and efficiency initiatives, and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements.

Attachments:

Table 1:	Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2009 and 2008
Table 2:	Condensed Consolidated Statements of Operations As Reported and As Adjusted for the Three Months Ended March 31, 2009 and 2008
Table 3:	Segment and Other Information for the Three Months Ended March 31, 2009 and 2008
Table 4:	Selected Operating and Financial Data as of or for the Three Months Ended March 31, 2009 compared to March 31, 2008
Table 5:	Non-GAAP Reconciliations of Adjusted Pre-Tax Income (Loss) and Adjusted Net Income (Loss) for the Three Months Ended March 31, 2009 and 2008
Table 6:

Non-GAAP Reconciliations of EBITDA, Corporate EBITDA, Unlevered Pre-Tax Cash Flow, Levered After-Tax Cash Flow Before Fleet Growth and Levered After-Tax Cash Flow After Fleet Growth for the Three Months Ended March 31, 2009 and 2008

Table 7:	Non-GAAP Reconciliations of Adjusted Pre-Tax Income (Loss) to Corporate EBITDA for the Three Months Ended March 31, 2009 and 2008
Table 8:

Non-GAAP Reconciliations of Operating Cash Flows to EBITDA for the Three Months Ended March 31, 2009 and 2008, Net Corporate Debt and Net Fleet Debt as of March 31, 2009, 2008 and 2007 and December 31, 2008 and 2007, Car Rental Rate Revenue per Transaction Day and Equipment Rental and Rental Related Revenue for the Three Months Ended March 31, 2009 and 2008

Table 9:

Non-GAAP Reconciliations of EBITDA, Corporate EBITDA, Unlevered Pre-Tax Cash Flow, Levered After-Tax Cash Flow Before Fleet Growth and Levered After-Tax Cash Flow After Fleet Growth for the Twelve Months Ended March 31, 2009 and 2008

Table 10:	Non-GAAP Reconciliation of Total Net Cash Flow for the Three and Twelve Months Ended March 31, 2009 and 2008

Exhibit 1: Non-GAAP Measures: Definitions and Use/Importance

Table 1

HERTZ GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

Unaudited

	Three Months Ended		As a Percent
	March 31,		of Total Revenues
	2009	2008	2009	2008
Total revenues	$1,564.9	$2,039.2	100.0%	100.0%

Expenses:
Direct operating	955.3	1,171.5	61.1%	57.4%
Depreciation of revenue earning equipment	489.8	533.9	31.3%	26.2%
Selling, general and administrative	166.7	193.4	10.6%	9.5%
Interest, net of interest income	163.1	196.2	10.4%	9.6%
Total expenses	1,774.9	2,095.0	113.4%	102.7%
Loss before income taxes and noncontrolling interest	(210.0)	(55.8)	(13.4)%	(2.7)%
Benefit for taxes on income	49.6	2.9	3.2%	0.1%
Net loss	(160.4)	(52.9)	(10.2)%	(2.6)%
Less: Net income attributable to noncontrolling interest	(3.1)	(4.8)	(0.2)%	(0.2)%
Net loss attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$(163.5)	$(57.7)	(10.4)%	(2.8)%

Weighted average number of shares outstanding:
Basic	323.4	322.2
Diluted	323.4	322.2

Loss per share attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders
Basic	$(0.51)	$(0.18)
Diluted	$(0.51)	$(0.18)

Table 2

HERTZ GLOBAL HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

Unaudited

	Three Months Ended March 31, 2009
	As			As
	Reported	Adjustments		Adjusted
Total revenues	$1,564.9	$—		$1,564.9

Expenses:
Direct operating	955.3	(40.0	)(a)	915.3
Depreciation of revenue earning equipment	489.8	(7.3	)(b)	482.5
Selling, general and administrative	166.7	(21.1	)(c)	145.6
Interest, net of interest income	163.1	(25.0	)(d)	138.1
Total expenses	1,774.9	(93.4)		1,681.5
Income (loss) before income taxes and noncontrolling interest	(210.0)	93.4		(116.6)
(Provision) benefit for taxes on income	49.6 (e)	(9.9	)(f)	39.7
Net income (loss)	(160.4)	83.5		(76.9)
Less: Net income attributable to noncontrolling interest	(3.1)	—		(3.1)
Net income (loss) attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$(163.5)	$83.5		$(80.0)

	Three Months Ended March 31, 2008
	As			As
	Reported	Adjustments		Adjusted
Total revenues	$2,039.2	$—		$2,039.2

Expenses:
Direct operating	1,171.5	(32.4	)(a)	1,139.1
Depreciation of revenue earning equipment	533.9	(5.0	)(b)	528.9
Selling, general and administrative	193.4	(21.0	)(c)	172.4
Interest, net of interest income	196.2	(14.5	)(d)	181.7
Total expenses	2,095.0	(72.9)		2,022.1
Income (loss) before income taxes and noncontrolling interest	(55.8)	72.9		17.1
(Provision) benefit for taxes on income	2.9 (e)	(8.7	)(f)	(5.8)
Net income (loss)	(52.9)	64.2		11.3
Less: Net income attributable to noncontrolling interest	(4.8)	—		(4.8)
Net income (loss) attributable to Hertz Global Holdings, Inc. and Subsidiaries’ common stockholders	$(57.7)	$64.2		$6.5

(a)          Represents the increase in amortization of other intangible assets, depreciation of property and equipment and accretion of certain revalued liabilities relating to purchase accounting.  For the three months ended March 31, 2009 and 2008, also includes restructuring and restructuring related charges of $22.5 million and $9.7 million, respectively.

For the three months ended March 31, 2008, also includes vacation accrual adjustments of $3.1 million.

(b)         Represents the increase in depreciation of revenue earning equipment based upon its revaluation relating to purchase accounting.

(c)          Represents an increase in depreciation of property and equipment relating to purchase accounting.  For the three months ended March 31, 2009 and 2008, also includes restructuring and restructuring related charges of $15.9 million and $13.4 million, respectively.  For all periods presented, also includes other adjustments which are detailed in Table 5.

(d)         Represents non-cash debt charges relating to the amortization of deferred debt financing costs and debt discounts.

For the three months ended March 31, 2009, also includes $7.5 million associated with the amortization of amounts pertaining to the de-designation of our interest rate swaps.  For the three months ended March 31,  2008, also includes

$2.3 million associated with the ineffectiveness of our interest rate swaps.  Total adjusted interest, net of interest income, for the three months ended March 31, 2009 and 2008, consists of net corporate interest of $59.8 million and

$64.5 million, respectively, and net fleet interest of $78.3 million and $117.2 million, respectively.

(e)          For the three months ended March 31, 2009 and 2008, reflects a higher tax benefit on increased losses before income tax partially offset by the non-recognition of losses in certain non-U.S. jurisdictions.  In addition, the tax benefits for the three months ended March 31, 2009 were limited in accordance with interperiod accounting rules for income taxes.

(f)            Represents a provision for income taxes derived utilizing a normalized income tax rate (34% for 2009 and 2008).

Table 3

HERTZ GLOBAL HOLDINGS, INC.

SEGMENT AND OTHER  INFORMATION

(In millions, except per share amounts)

Unaudited

	Three Months Ended March 31,
	2009	2008
Revenues:
Car rental	$1,282.9	$1,626.2
Equipment rental	279.5	411.0
Other reconciling items	2.5	2.0
	$1,564.9	$2,039.2

Depreciation of property and equipment:
Car rental	$27.3	$30.4
Equipment rental	9.3	10.7
Other reconciling items	1.5	1.6
	$38.1	$42.7

Amortization of other intangible assets:
Car rental	$7.4	$8.3
Equipment rental	8.1	8.1
	$15.5	$16.4

Income (loss) before income taxes and noncontrolling interest:
Car rental	$(90.2)	$(5.8)
Equipment rental	(24.8)	39.4
Other reconciling items	(95.0)	(89.4)
	$(210.0)	$(55.8)

Corporate EBITDA (a):
Car rental	$(10.9)	$65.8
Equipment rental	112.9	181.4
Other reconciling items	(10.1)	(12.2)
	$91.9	$235.0

Adjusted pre-tax income (loss) (a):
Car rental	$(33.5)	$39.3
Equipment rental	0.7	59.3
Other reconciling items	(83.8)	(81.5)
	$(116.6)	$17.1

Adjusted net income (loss) (a):
Car rental	$(22.1)	$26.0
Equipment rental	0.5	39.1
Other reconciling items	(58.4)	(58.6)
	$(80.0)	$6.5

Pro forma diluted number of shares outstanding (a)	322.7	325.5

Adjusted diluted earnings (loss) per share (a)	$(0.25)	$0.02

(a)	Represents a non-GAAP measure, see the accompanying reconciliations and definitions.
Note:

“Other reconciling items” includes general corporate expenses, certain interest expense (including net interest on corporate debt) as well as other business activities such as our third-party claim management services.  See Tables 5 through 7.

Table 4

HERTZ GLOBAL HOLDINGS, INC.

SELECTED OPERATING AND FINANCIAL DATA

Unaudited

	Three	Percent
	Months	change
	Ended, or as	from
	of Mar. 31,	prior year
	2009	period

Selected Car Rental Operating Data

Worldwide number of transactions (in thousands)	5,542	(15.6)%
Domestic	4,042	(17.5)%
International	1,500	(9.9)%

Worldwide transaction days (in thousands)	26,475	(12.4)%
Domestic	18,411	(13.4)%
International	8,064	(10.1)%

Worldwide rental rate revenue per transaction day (a)	$41.93	(3.3)%
Domestic	$41.82	(3.0)%
International (b)	$42.19	(4.1)%

Worldwide average number of company-operated cars during period	380,900	(12.9)%
Domestic	260,000	(14.6)%
International	120,900	(9.1)%

Worldwide revenue earning equipment, net (in millions)	$6,274.4	(25.4)%

Selected Worldwide Equipment Rental Operating Data

Rental and rental related revenue (in millions) (a) (b)	$256.3	(27.5)%
Same store revenue growth, including initiatives (a) (b)	(23.8)%	N/M
Average acquisition cost of revenue earning equipment operated during period (in millions)	$2,963.4	(14.9)%
Revenue earning equipment, net (in millions)	$2,009.1	(23.9)%

Other Financial Data (in millions)

Cash flows provided by operating activities	$966.2	(14.4)%
Levered after-tax cash flow before fleet growth (a)	(297.6)	N/M
Levered after-tax cash flow after fleet growth (a)	(36.7)	84.2%
Total net cash flow (a)	760.7	N/M
EBITDA (a)	493.4	(32.3)%
Corporate EBITDA (a)	91.9	(60.9)%

Selected Balance Sheet Data (in millions)
	March 31,	December 31,
	2009	2008
Cash and equivalents	$557.1	$594.3
Total revenue earning equipment, net	8,283.5	8,691.5
Total assets	14,685.9	16,451.4
Total debt	9,692.6	10,972.3
Net corporate debt (a)	3,853.7	3,817.0
Net fleet debt (a)	4,958.4	5,829.6
Total net debt (a)	8,812.1	9,646.6
Total stockholders’ equity	1,308.1	1,488.3

(a)	Represents a non-GAAP measure, see the accompanying reconciliations and definitions.
(b)	Based on 12/31/08 foreign exchange rates.
N/M	Percentage change not meaningful.

Table 5

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions, except per share amounts)

Unaudited

ADJUSTED PRE-TAX INCOME (LOSS) AND  ADJUSTED NET INCOME (LOSS)

	Three Months Ended March 31, 2009
			Other
	Car	Equipment	Reconciling
	Rental	Rental	Items	Total
Total revenues:	$1,282.9	$279.5	$2.5	$1,564.9
Expenses:
Direct operating and selling, general and administrative	905.2	191.1	25.7	1,122.0
Depreciation of revenue earning equipment	391.1	98.7	—	489.8
Interest, net of interest income	76.8	14.5	71.8	163.1
Total expenses	1,373.1	304.3	97.5	1,774.9
Loss before income taxes and noncontrolling interest	(90.2)	(24.8)	(95.0)	(210.0)
Adjustments:
Purchase accounting (a):
Direct operating and selling, general and administrative	9.4	8.8	0.5	18.7
Depreciation of revenue earning equipment	—	7.3	—	7.3
Non-cash debt charges (b)	19.3	2.3	3.4	25.0
Restructuring charges (c)	15.1	7.0	7.4	29.5
Restructuring related charges (c)	8.6	0.1	0.2	8.9
Gasoline hedge gain (d)	—	—	(1.0)	(1.0)
Third-party bankruptcy reserve (e)	4.3	—	—	4.3
Management transition costs (e)	—	—	0.7	0.7
Adjusted pre-tax income (loss)	(33.5)	0.7	(83.8)	(116.6)
Assumed (provision) benefit for income taxes of 34%	11.4	(0.2)	28.5	39.7
Noncontrolling interest	—	—	(3.1)	(3.1)
Adjusted net income (loss)	$(22.1)	$0.5	$(58.4)	$(80.0)

Pro forma diluted number of shares outstanding				322.7

Adjusted diluted loss per share				$(0.25)

	Three Months Ended March 31, 2008
			Other
	Car	Equipment	Reconciling
	Rental	Rental	Items	Total
Total revenues:	$1,626.2	$411.0	$2.0	$2,039.2
Expenses:
Direct operating and selling, general and administrative	1,092.1	251.6	21.2	1,364.9
Depreciation of revenue earning equipment	447.4	86.5	—	533.9
Interest, net of interest income	92.5	33.5	70.2	196.2
Total expenses	1,632.0	371.6	91.4	2,095.0
Income (loss) before income taxes and noncontrolling interest	(5.8)	39.4	(89.4)	(55.8)
Adjustments:
Purchase accounting (a):
Direct operating and selling, general and administrative	10.4	8.9	0.5	19.8
Depreciation of revenue earning equipment	(0.1)	5.1	—	5.0
Non-cash debt charges (b)	8.6	2.7	3.2	14.5
Restructuring charges (c)	15.8	1.7	2.1	19.6
Restructuring related charges (c)	2.1	0.7	0.7	3.5
Vacation accrual adjustment (c)	2.3	0.8	0.1	3.2
Unrealized loss on derivative (e)	6.0	—	—	6.0
Management transition costs (e)	—	—	1.3	1.3
Adjusted pre-tax income (loss)	39.3	59.3	(81.5)	17.1
Assumed (provision) benefit for income taxes of 34%	(13.3)	(20.2)	27.7	(5.8)
Noncontrolling interest	—	—	(4.8)	(4.8)
Adjusted net income (loss)	$26.0	$39.1	$(58.6)	$6.5

Pro forma diluted number of shares outstanding				325.5

Adjusted diluted earnings per share				$0.02

(a)

Represents the purchase accounting effects of the acquisition of all of Hertz’s common stock on December 21, 2005, and any subsequent acquisitions on our results of operations relating to increased depreciation and amortization of tangible and intangible assets and accretion of revalued workers’ compensation and public liability and property damage liabilities.

(b)

Represents non-cash debt charges relating to the amortization of deferred debt financing costs and debt discounts. For the three months ended March 31, 2009, also includes $7.5 million associated with the amortization of amounts pertaining to the de-designation of our interest rate swaps. For the three months ended March 31, 2008, also includes $2.3 million associated with the ineffectiveness of our interest rate swaps.

(c)	Amounts are included within direct operating and selling, general and administrative expense in our statement of operations.
(d)	Amounts are included within direct operating expense in our statement of operations.
(e)	Amounts are included within selling, general and administrative expense in our statement of operations.

Table 6

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions)

Unaudited

EBITDA, CORPORATE EBITDA, UNLEVERED PRE-TAX CASH FLOW, LEVERED AFTER-TAX CASH FLOW BEFORE  FLEET GROWTH AND AFTER FLEET GROWTH

	Three Months Ended March 31, 2009
			Other
	Car	Equipment	Reconciling
	Rental	Rental	Items	Total

Loss before income taxes and noncontrolling interest	$(90.2)	$(24.8)	$(95.0)	$(210.0)
Depreciation and amortization	425.8	116.1	1.5	543.4
Interest, net of interest income	76.8	14.5	71.8	163.1
Noncontrolling interest	—	—	(3.1)	(3.1)
EBITDA	412.4	105.8	(24.8)	493.4
Adjustments:
Car rental fleet interest	(79.1)	—	—	(79.1)
Car rental fleet depreciation	(391.1)	—	—	(391.1)
Non-cash expenses and charges (a)	18.9	—	7.4	26.3
Extraordinary, unusual or non-recurring gains and losses (b)	28.0	7.1	7.3	42.4
Corporate EBITDA	$(10.9)	$112.9	$(10.1)	91.9
Equipment rental maintenance capital expenditures, net				(89.0)
Non-fleet capital expenditures, net				(1.6)
Changes in working capital				11.6
Changes in other assets and liabilities				(226.2)
Unlevered pre-tax cash flow (c)				(213.3)
Corporate net cash interest				(76.5)
Corporate cash taxes				(7.8)
Levered after-tax cash flow before fleet growth (c)				(297.6)
Equipment rental fleet growth capital expenditures				173.7
Car rental net fleet equity requirement				87.2
Levered after-tax cash flow after fleet growth (c)				$(36.7)

	Three Months Ended March 31, 2008
			Other
	Car	Equipment	Reconciling
	Rental	Rental	Items	Total

Income (loss) before income taxes and noncontrolling interest	$(5.8)	$39.4	$(89.4)	$(55.8)
Depreciation and amortization	486.1	105.3	1.6	593.0
Interest, net of interest income	92.5	33.5	70.2	196.2
Noncontrolling interest	—	—	(4.8)	(4.8)
EBITDA	572.8	178.2	(22.4)	728.6
Adjustments:
Car rental fleet interest	(94.0)	—	—	(94.0)
Car rental fleet depreciation	(447.4)	—	—	(447.4)
Non-cash expenses and charges (a)	14.2	—	6.0	20.2
Extraordinary, unusual or non-recurring gains and losses (b)	20.2	3.2	4.2	27.6
Corporate EBITDA	$65.8	$181.4	$(12.2)	235.0
Equipment rental maintenance capital expenditures, net				(78.1)
Non-fleet capital expenditures, net				(47.3)
Changes in working capital				425.5
Changes in other assets and liabilities				(110.9)
Unlevered pre-tax cash flow (c)				424.2
Corporate net cash interest				(94.1)
Corporate cash taxes				(8.9)
Levered after-tax cash flow before fleet growth (c)				321.2
Equipment rental fleet growth capital expenditures				52.4
Car rental net fleet equity requirement				(606.3)
Levered after-tax cash flow after fleet growth (c)				$(232.7)

Table 6 (page 2)

(a) As defined in the credit agreements for the senior credit facilities, Corporate EBITDA excludes the impact of certain non-cash expenses and charges.  The adjustments reflect the following:

NON-CASH EXPENSES AND CHARGES

	Three Months Ended March 31, 2009
			Other
	Car	Equipment	Reconciling
	Rental	Rental	Items	Total

Non-cash amortization of debt costs included in car rental fleet interest	$18.9	$—	$—	$18.9
Non-cash stock-based employee compensation charges	—	—	7.4	7.4
Total non-cash expenses and charges	$18.9	$—	$7.4	$26.3

NON-CASH EXPENSES AND CHARGES

	Three Months Ended March 31, 2008
			Other
	Car	Equipment	Reconciling
	Rental	Rental	Items	Total

Non-cash amortization of debt costs included in car rental fleet interest	$8.2	$—	$—	$8.2
Non-cash stock-based employee compensation charges	—	—	6.0	6.0
Unrealized loss on derivative	6.0	—	—	6.0
Total non-cash expenses and charges	$14.2	$—	$6.0	$20.2

(b) As defined in the credit agreements for the senior credit facilities, Corporate EBITDA excludes the impact of extraordinary, unusual or non-recurring gains or losses or charges or credits. The adjustments reflect the following:

EXTRAORDINARY, UNUSUAL OR NON-RECURRING ITEMS

	Three Months Ended March 31, 2009
			Other
	Car	Equipment	Reconciling
	Rental	Rental	Items	Total

Restructuring charges	$15.1	$7.0	$7.4	$29.5
Restructuring related charges	8.6	0.1	0.2	8.9
Third-party bankruptcy reserve	4.3	—	—	4.3
Gasoline hedge gain	—	—	(1.0)	(1.0)
Management transition costs	—	—	0.7	0.7
Total extraordinary, unusual or non-recurring items	$28.0	$7.1	$7.3	$42.4

EXTRAORDINARY, UNUSUAL OR NON-RECURRING ITEMS

	Three Months Ended March 31, 2008
			Other
	Car	Equipment	Reconciling
	Rental	Rental	Items	Total

Restructuring charges	$15.8	$1.7	$2.1	$19.6
Restructuring related charges	2.1	0.7	0.7	3.5
Vacation accrual adjustment	2.3	0.8	0.1	3.2
Management transition costs	—	—	1.3	1.3
Total extraordinary, unusual or non-recurring items	$20.2	$3.2	$4.2	$27.6

(c) Amounts include the effect of fluctuations in foreign currency.

Table 7

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF NON-GAAP MEASURES

(In millions)

Unaudited

RECONCILIATION FROM ADJUSTED PRE-TAX INCOME (LOSS) TO CORPORATE EBITDA

	Three Months Ended March 31, 2009
			Other
	Car	Equipment	Reconciling
	Rental	Rental	Items	Total
Adjusted pre-tax income (loss) (a)	$(33.5)	$0.7	$(83.8)	$(116.6)
Depreciation of property and equipment	27.3	9.3	1.5	38.1
Amortization of other intangible assets	7.4	8.1	—	15.5
Equipment rental fleet depreciation	—	98.7	—	98.7
Interest, net of interest income	76.8	14.5	71.8	163.1
Car rental fleet interest	(79.1)	—	—	(79.1)
Non-cash debt charges	(19.3)	(2.3)	(3.4)	(25.0)
Non-cash amortization of debt costs included in car rental fleet interest	18.9	—	—	18.9
Purchase accounting	(9.4)	(16.1)	(0.5)	(26.0)
Non-cash stock-based employee compensation charges	—	—	7.4	7.4
Noncontrolling interest	—	—	(3.1)	(3.1)
Corporate EBITDA (a)	$(10.9)	$112.9	$(10.1)	$91.9

	Three Months Ended March 31, 2008
			Other
	Car	Equipment	Reconciling
	Rental	Rental	Items	Total
Adjusted pre-tax income (loss) (a)	$39.3	$59.3	$(81.5)	$17.1
Depreciation of property and equipment	30.4	10.7	1.6	42.7
Amortization of other intangible assets	8.3	8.1	—	16.4
Equipment rental fleet depreciation	—	86.5	—	86.5
Interest, net of interest income	92.5	33.5	70.2	196.2
Car rental fleet interest	(94.0)	—	—	(94.0)
Non-cash debt charges	(8.6)	(2.7)	(3.2)	(14.5)
Non-cash amortization of debt costs included in car rental fleet interest	8.2	—	—	8.2
Purchase accounting	(10.3)	(14.0)	(0.5)	(24.8)
Non-cash stock-based employee compensation charges	—	—	6.0	6.0
Noncontrolling interest	—	—	(4.8)	(4.8)
Corporate EBITDA (a)	$65.8	$181.4	$(12.2)	$235.0

(a) Represents a non-GAAP measure, see the accompanying reconciliations and definitions.

Table 8

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions, except as noted)

Unaudited

RECONCILIATION FROM OPERATING CASH FLOWS TO EBITDA:

	Three Months Ended
	March 31,
	2009	2008

Net cash provided by operating activities	$966.2	$1,128.2
Amortization of debt costs	(17.5)	(12.2)
Provision for losses on doubtful accounts	(8.3)	(6.0)
Unrealized loss on derivative	—	(6.0)
Gain on sale of property and equipment	1.3	5.4
Amortization and ineffectiveness associated with cash flow hedges	(7.5)	(2.3)
Stock-based employee compensation charges	(7.4)	(6.0)
Asset writedowns	(3.1)	—
Noncontrolling interest	(3.1)	(4.8)
Deferred income taxes	(7.3)	12.8
Benefit for taxes on income	(49.6)	(2.9)
Interest, net of interest income	163.1	196.2
Net changes in assets and liabilities	(533.4)	(573.8)
EBITDA	$493.4	$728.6

NET CORPORATE DEBT, NET FLEET DEBT AND TOTAL NET DEBT

	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2009	2008	2008	2007	2007	2005

Corporate Debt
Debt, less:	$9,692.6	$10,972.3	$11,635.1	$11,960.1	$11,756.9	$12,515.0
U.S. Fleet Debt and Pre-Acquisition Notes	3,679.5	4,254.5	4,522.4	4,603.5	4,860.0	4,920.2
International Fleet Debt	613.7	1,027.1	1,532.0	1,912.4	1,692.7	1,831.7
U.K. Leveraged Financing	138.7	167.8	121.9	222.7	—	—
Fleet Financing Facility	159.4	149.3	172.5	170.4	173.0	—
Canadian Fleet Financing Facility	72.7	111.6	133.4	155.4	—	—
International ABS Fleet Financing Facility	443.6	591.1	—	—	—	—
Other International Facilities	84.2	85.4	104.2	92.9	24.6	—
Fleet Debt	$5,191.8	$6,386.8	$6,586.4	$7,157.3	$6,750.3	$6,751.9
Corporate Debt	$4,500.8	$4,585.5	$5,048.7	$4,802.8	$5,006.6	$5,763.1

Corporate Restricted Cash
Restricted Cash, less:	$323.4	$731.4	$136.5	$661.0	$191.8	$289.2
Restricted Cash Associated with Fleet Debt	(233.4)	(557.2)	(34.1)	(573.1)	(76.5)	(191.5)
Corporate Restricted Cash	$90.0	$174.2	$102.4	$87.9	$115.3	$97.7

Net Corporate Debt
Corporate Debt, less:	$4,500.8	$4,585.5	$5,048.7	$4,802.8	$5,006.6	$5,763.1
Cash and Equivalents	(557.1)	(594.3)	(728.9)	(730.2)	(476.9)	(843.9)
Corporate Restricted Cash	(90.0)	(174.2)	(102.4)	(87.9)	(115.3)	(97.7)
Net Corporate Debt	$3,853.7	$3,817.0	$4,217.4	$3,984.7	$4,414.4	$4,821.5

Net Fleet Debt
Fleet Debt, less:	$5,191.8	$6,386.8	$6,586.4	$7,157.3	$6,750.3	$6,751.9
Restricted Cash Associated with Fleet Debt	(233.4)	(557.2)	(34.1)	(573.1)	(76.5)	(191.5)
Net Fleet Debt	$4,958.4	$5,829.6	$6,552.3	$6,584.2	$6,673.8	$6,560.4

Total Net Debt	$8,812.1	$9,646.6	$10,769.7	$10,568.9	$11,088.2	$11,381.9

CAR RENTAL RATE REVENUE PER TRANSACTION DAY (a)

	Three Months Ended
	March 31,
	2009	2008

Car rental revenue per statement of operations (b)	$1,260.9	$1,598.1
Non-rental rate revenue (c)	(172.3)	(218.7)
Foreign currency adjustment	21.5	(68.3)
Rental rate revenue	$1,110.1	$1,311.1
Transactions days (in thousands)	26,475	30,239
Rental rate revenue per transaction day (in whole dollars)	$41.93	$43.36

EQUIPMENT RENTAL AND RENTAL RELATED REVENUE (a)

	Three Months Ended
	March 31,
	2009	2008

Equipment rental revenue per statement of operations	$279.3	$410.8
Equipment sales and other revenue	(26.2)	(41.8)
Foreign currency adjustment	3.2	(15.5)
Rental and rental related revenue	$256.3	$353.5

(a)	Based on 12/31/08 foreign exchange rates.
(b)	Includes U.S. off-airport revenues of $213.6 million and $235.1 million for the three months ended March 31, 2009 and 2008, respectively.
(c)	Consists of domestic revenues of $123.7 million and $160.1 million and international revenues of $48.6 million and $58.6 million for the three months ended March 31, 2009 and 2008, respectively.

Table 9

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS MEASURES

(In millions)

Unaudited

EBITDA, CORPORATE EBITDA, UNLEVERED PRE-TAX CASH FLOW, LEVERED AFTER-TAX CASH FLOW BEFORE FLEET GROWTH AND AFTER FLEET GROWTH

	Twelve	Three	Three
	Months Ended	Months Ended	Months Ended	Year Ended
	March 31,	March 31,	March 31,	December 31,
	2009	2009	2008	2008

Loss before income taxes and noncontrolling interest	$(1,537.0)	$(210.0)	$(55.8)	$(1,382.8)
Depreciation and amortization	2,383.7	543.4	593.0	2,433.3
Interest, net of interest income	812.1	163.1	196.2	845.2
Noncontrolling interest	(19.1)	(3.1)	(4.8)	(20.8)
EBITDA	1,639.7	493.4	728.6	1,874.9
Adjustments:
Car rental fleet interest	(435.8)	(79.1)	(94.0)	(450.7)
Car rental fleet depreciation	(1,787.5)	(391.1)	(447.4)	(1,843.8)
Non-cash expenses and charges	119.1	26.3	20.2	113.0
Non-cash expenses and charges to arrive at LTM (a)	3.7	—	—	—
Extraordinary, unusual or non-recurring gains and losses	1,421.6	42.4	27.6	1,406.8
Corporate EBITDA	960.8	91.9	235.0	1,100.2
Equipment rental maintenance capital expenditures, net	(323.2)	(89.0)	(78.1)	(312.3)
Non-fleet capital expenditures, net	(59.1)	(1.6)	(47.3)	(104.8)
Changes in working capital	(420.7)	11.6	425.5	(6.8)
Changes in other assets and liabilities	(673.7)	(226.2)	(110.9)	(558.4)
Changes in other assets and liabilities to arrive at LTM (a)	(3.7)	—	—	—
Unlevered pre-tax cash flow (b)	(519.6)	(213.3)	424.2	117.9
Corporate net cash interest	(340.8)	(76.5)	(94.1)	(358.4)
Corporate cash taxes	(32.3)	(7.8)	(8.9)	(33.4)
Levered after-tax cash flow before fleet growth (b)	(892.7)	(297.6)	321.2	(273.9)
Equipment rental fleet growth capital expenditures	614.0	173.7	52.4	492.7
Car rental net fleet equity requirement	642.4	87.2	(606.3)	(51.1)
Levered after-tax cash flow after fleet growth (b)	$363.7	$(36.7)	$(232.7)	$167.7

Table 9 (page 2)

	Twelve	Three	Three
	Months Ended	Months Ended	Months Ended	Year Ended
	March 31,	March 31,	March 31,	December 31,
	2008	2008	2007	2007

Income (loss) before income taxes and noncontrolling interest	$421.6	$(55.8)	$(90.6)	$386.8
Depreciation and amortization	2,307.2	593.0	528.9	2,243.1
Interest, net of interest income	842.0	196.2	229.6	875.4
Noncontrolling interest	(20.4)	(4.8)	(4.1)	(19.7)
EBITDA	3,550.4	728.6	663.8	3,485.6
Adjustments:
Car rental fleet interest	(419.0)	(94.0)	(102.8)	(427.8)
Car rental fleet depreciation	(1,746.9)	(447.4)	(395.9)	(1,695.4)
Non-cash expenses and charges	84.7	20.2	37.7	102.2
Non-cash expenses and charges to arrive at LTM (a)	(2.2)	—	—	—
Extraordinary, unusual or non-recurring gains and losses	69.3	27.6	35.2	76.9
Corporate EBITDA	1,536.3	235.0	238.0	1,541.5
Equipment rental maintenance capital expenditures, net	(288.3)	(78.1)	(62.6)	(272.8)
Non-fleet capital expenditures, net	(169.8)	(47.3)	(32.1)	(154.6)
Changes in working capital	211.5	425.5	447.4	233.4
Changes in other assets and liabilities	(144.7)	(110.9)	(43.5)	(77.3)
Changes in other assets and liabilities to arrive at LTM (a)	2.2	—	—	—
Unlevered pre-tax cash flow (b)	1,147.2	424.2	547.2	1,270.2
Corporate net cash interest	(390.8)	(94.1)	(102.9)	(399.6)
Corporate cash taxes	(34.0)	(8.9)	(3.2)	(28.3)
Levered after-tax cash flow before fleet growth (b)	722.4	321.2	441.1	842.3
Equipment rental fleet growth capital expenditures	(235.9)	52.4	6.5	(281.8)
Car rental net fleet equity requirement	(289.5)	(606.3)	(324.7)	(7.9)
Levered after-tax cash flow after fleet growth (b)	$197.0	$(232.7)	$122.9	$552.6

(a)          Adjustment necessary due to the nature of the calculation of non-cash expenses and charges where, on a quarterly basis the cash payments for a specific liability may exceed the related non-cash expense, but not on a cumulative last twelve month basis.

(b)         Amounts include the effect of fluctuations in foreign currency.

Table 10

HERTZ GLOBAL HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions)

Unaudited

TOTAL NET CASH FLOW

	Three	Three
	Months Ended	Months Ended
	March 31,	March 31,
	2009	2008

Net cash provided by operating activities	$966.2	$1,128.2
Net cash provided by (used in) investing activities	215.2	(683.6)
Net change in restricted cash	(401.2)	(526.5)
Payment of financing costs	(1.5)	(4.5)
Exercise of stock options	0.9	4.7
Proceeds from employee stock purchase plan	0.7	—
Distributions to noncontrolling interest	(2.8)	—
Proceeds from the disgorgement of stockholder short-swing profits	—	0.1
Cash overdraft reclass	(16.8)	(13.9)

Total net cash flow	$760.7	$(95.5)

	Twelve	Three	Three
	Months Ended	Months Ended	Months Ended	Year Ended
	March 31,	March 31,	March 31,	December 31,
	2009	2009	2008	2008

Net cash provided by operating activities	$1,933.5	$966.2	$1,128.2	$2,095.5
Net cash provided by (used in) investing activities	(560.8)	215.2	(683.6)	(1,459.6)
Net change in restricted cash	197.1	(401.2)	(526.5)	71.8
Payment of financing costs	(58.2)	(1.5)	(4.5)	(61.2)
Exercise of stock options	3.0	0.9	4.7	6.8
Proceeds from employee stock purchase plan	0.7	0.7	—	—
Distributions to noncontrolling interest	(27.0)	(2.8)	—	(24.2)
Proceeds from the disgorgement of stockholder short-swing profits	(0.1)	—	0.1	—
Cash overdraft reclass	(38.9)	(16.8)	(13.9)	(36.0)

Total net cash flow	$1,449.3	$760.7	$(95.5)	$593.1

	Twelve	Three	Three
	Months Ended	Months Ended	Months Ended	Year Ended
	March 31,	March 31,	March 31,	December 31,
	2008	2008	2007	2007

Net cash provided by operating activities	$3,094.3	$1,128.2	$1,123.4	$3,089.5
Net cash provided by (used in) investing activities	(2,271.6)	(683.6)	(755.6)	(2,343.6)
Net change in restricted cash	(59.6)	(526.5)	(361.0)	105.9
Payment of financing costs	(38.1)	(4.5)	(6.3)	(39.9)
Exercise of stock options	10.3	4.7	—	5.6
Distributions to noncontrolling interest	(13.5)	—	—	(13.5)
Proceeds from the disgorgement of stockholder short-swing profits	4.9	0.1	—	4.8
Cash overdraft reclass	19.9	(13.9)	5.2	39.0

Total net cash flow	$746.6	$(95.5)	$5.7	$847.8

Exhibit 1

Non-GAAP Measures: Definitions and Use/Importance

On December 21, 2005 (“Closing Date”) an indirect, wholly owned subsidiary of Hertz Global Holdings, Inc. (“Hertz Holdings”) acquired all of The Hertz Corporation’s (“Hertz”) common stock from Ford Holdings LLC (“Ford Holdings”) pursuant to a Stock Purchase Agreement, dated as of September 12, 2005, among Ford Motor Company (“Ford”), Ford Holdings and Hertz Holdings (previously known as CCMG Holdings, Inc.). As a result of this transaction, investment funds associated with or designated by Clayton, Dubilier & Rice, Inc., The Carlyle Group and Merrill Lynch Global Private Equity (collectively, the “Sponsors”), owned all of the common stock of Hertz Holdings. After giving effect to the initial public offering of the common stock of Hertz Holdings in November 2006 and a secondary offering in June 2007, the Sponsors now own approximately 55% of the common stock of Hertz Holdings. We refer to the acquisition of all of Hertz’s common stock as the “Acquisition.” We refer to the Acquisition, together with related transactions entered into to finance the cash consideration for the Acquisition, to refinance certain of our existing indebtedness and to pay related transaction fees and expenses, as the “Transactions.” The term “GAAP” refers to accounting principles generally accepted in the United States of America.

Definitions of non-GAAP measures utilized in Hertz Holdings’ April 28, 2009 Press Release are set forth below. Also set forth below is a summary of the reasons why management of Hertz Holdings and Hertz believes that the presentation of the non-GAAP financial measures included in the Press Release provide useful information regarding Hertz Holdings’ and Hertz’s financial condition and results of operations and additional purposes, if any, for which management of Hertz Holdings and Hertz utilize the non-GAAP measures.

1. Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Corporate EBITDA

We present EBITDA and Corporate EBITDA to provide investors with supplemental measures of our operating performance and liquidity and, in the case of Corporate EBITDA, information utilized in the calculation of the financial covenants under Hertz’s senior credit facilities. EBITDA is defined as consolidated net income before net interest expense, consolidated income taxes and consolidated depreciation and amortization. Corporate EBITDA differs from the term “EBITDA” as it is commonly used. Corporate EBITDA means “EBITDA” as that term is defined under Hertz’s senior credit facilities, which is generally consolidated net income before net interest expense (other than interest expense relating to certain car rental fleet financing), consolidated income taxes, consolidated depreciation (other than depreciation related to the car rental fleet) and amortization and before certain other items, in each case as more fully defined in the agreements governing Hertz’s senior credit facilities. The other items excluded in this calculation include, but are not limited to: non-cash expenses and charges; extraordinary, unusual or non-recurring gains or losses; gains or losses associated with the sale or write-down of assets not in the ordinary course of business; and earnings to the extent of cash dividends or distributions paid from non-controlled affiliates. Further, the covenants in Hertz’s senior credit facilities are calculated using Corporate EBITDA for the most recent four fiscal quarters as a whole. As a result, the measure can be disproportionately affected by a particularly strong or weak quarter. Further, it may not be comparable to the measure for any subsequent four-quarter period or for any complete fiscal year.

Management uses EBITDA and Corporate EBITDA as performance and cash flow metrics for internal monitoring and planning purposes, including the preparation of our annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions. In addition, both metrics are important to allow us to evaluate profitability and make performance trend comparisons between us and our competitors. Further, we believe EBITDA and Corporate EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industries.

EBITDA is also used by management and investors to evaluate our operating performance exclusive of financing costs and depreciation policies. Further, because we have two business segments that are financed differently and have different underlying depreciation characteristics, EBITDA enables investors to isolate the effects on profitability of operating metrics such as revenue, operating expenses and selling, general and administrative expenses. In addition to its use to monitor performance trends, EBITDA provides a comparative metric to management and investors that is consistent across companies with different capital structures and depreciation policies. This enables management and investors to compare our performance on a consolidated basis and on a segment basis to that of our peers. In addition, our management uses consolidated EBITDA as a proxy for cash flow available to finance fleet expenditures and the costs of our capital structure on a day-to-day basis so that we can more easily monitor our cash flows when a full statement of cash flows is not available.

Corporate EBITDA also serves as an important measure of our performance. Corporate EBITDA for our car rental segment enables us to assess our operating performance inclusive of fleet management performance, depreciation assumptions and the cost of financing our fleet. In addition, Corporate EBITDA for our car rental segment allows us to compare our performance, inclusive of fleet mix and financing decisions, to the performance of our competitors. Since most of our competitors utilize asset-backed fleet debt to finance fleet acquisitions, this measure is relevant for evaluating our operating efficiency inclusive of our fleet acquisition and utilization. For our equipment rental segment, Corporate EBITDA provides an appropriate measure of performance because the investment in our equipment fleet is longer-term in nature than for our car rental segment and therefore Corporate EBITDA allows management to assess operating performance exclusive of interim changes in depreciation assumptions. Further, unlike our car rental segment, our equipment rental fleet is not financed through separate securitization-based fleet financing facilities, but rather through our corporate debt. Corporate EBITDA for our equipment rental segment is a key measure used to make investment decisions because it enables us to evaluate return on investments. For both segments, Corporate EBITDA provides a relevant profitability metric for use in comparison of our performance against our public peers, many of whom publicly disclose a comparable metric. In addition, we believe that investors, analysts and rating agencies consider EBITDA and Corporate EBITDA useful in measuring our ability to meet our debt service obligations and make capital expenditures. Several of Hertz’s material debt covenants are based on financial ratios utilizing Corporate EBITDA and non-compliance with those covenants could result in the requirement to immediately repay all amounts outstanding under those agreements, which could have a material adverse effect on our results of operations, financial position and cash flows.

EBITDA and Corporate EBITDA are not recognized measurements under GAAP. When evaluating our operating performance or liquidity, investors should not consider EBITDA and Corporate EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net income, operating income or net cash provided by operating activities. EBITDA and Corporate EBITDA may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. Because other companies may calculate EBITDA and Corporate EBITDA differently than we do, EBITDA may not be, and Corporate EBITDA as presented is not, comparable to similarly titled measures reported by other companies.

Borrowings under Hertz’s senior credit facilities are a key source of our liquidity. Hertz’s ability to borrow under these senior credit facilities depends upon, among other things, the maintenance of a sufficient borrowing base and compliance with the financial ratio covenants based on Corporate EBITDA set forth in the credit agreements for Hertz’s senior credit facilities. Hertz’s senior term loan facility requires the maintenance of a specified consolidated leverage ratio and a consolidated interest expense coverage ratio based on Corporate EBITDA, while its senior asset-based loan facility requires that a specified consolidated leverage ratio and consolidated fixed charge coverage ratio be maintained for periods during which there is less than $200 million of available borrowing capacity under the senior asset-based loan facility. These financial covenants became applicable to Hertz beginning September 30, 2006, reflecting the four quarter period ending thereon. Failure to comply with these financial ratio covenants would result in a default under the credit agreements for Hertz’s senior credit facilities and, absent a waiver or an amendment from the lenders, permit the acceleration of all outstanding borrowings under the senior credit facilities. As of March 31, 2009, we performed the calculations associated with the above noted financial covenants and determined that Hertz is in compliance with such covenants.

2. Adjusted Pre-Tax Income

Adjusted pre-tax income is calculated as income before income taxes and noncontrolling interest plus non-cash purchase accounting charges, non-cash debt charges relating to the amortization of debt financing costs and debt discounts and certain one-time charges and non-operational items. Adjusted pre-tax income is important to management because it allows management to assess operational performance of our business, exclusive of the items mentioned above.  It also allows management to assess the performance of the entire business on the same basis as the segment measure of profitability.  Management believes that it is important to investors for the same reasons it is important to management and because it allows them to assess the operational performance of the Company on the same basis that management uses internally.

 3. Adjusted Net Income

Adjusted net income is calculated as adjusted pre-tax income less a provision for income taxes derived utilizing a normalized income tax rate (34% in 2009 and 2008) and noncontrolling interest. The normalized income tax rate is management’s estimate of our long-term tax rate.  Adjusted net income is important to management and investors because it represents our operational performance exclusive of the effects of purchase accounting, non-cash debt charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

4. Adjusted Diluted Earnings Per Share

Adjusted diluted earnings per share is calculated as adjusted net income divided by, for 2009 and  2008, the actual diluted weighted average number of shares outstanding for the years ended December 31, 2008 and 2007, respectively, (322.7 million in 2008 and 325.5 million in 2007). Adjusted diluted earnings per share is important to management and investors because it represents a measure of our operational performance exclusive of the effects of purchase accounting adjustments, non-cash debt charges, one-time charges and items that are not operational in nature or comparable to those of our competitors.

5. Transaction Days

Transaction days represent the total number of days that vehicles were on rent in a given period.

6. Car Rental Rate Revenue,  Rental Rate Revenue Per Transaction Day and Rental Rate Revenue Per Transaction

Car rental rate revenue consists of all revenue, net of discounts, associated with the rental of cars including charges for optional insurance products, but excluding revenue derived from fueling and concession and other expense pass-throughs, NeverLost units in the U.S. and certain ancillary revenue. Rental rate revenue per transaction day is calculated as total rental rate revenue, divided by the total number of transaction days, with all periods adjusted to eliminate the effect of fluctuations in foreign currency. Rental rate revenue per transaction is calculated as total rental rate revenue, divided by the total number of transactions, with all periods adjusted to eliminate the effects of fluctuations in foreign currency.  Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.  These statistics are important to management and investors as they represents the best measurements of the changes in underlying pricing in the car rental business and encompasses the elements in car rental pricing that management has the ability to control.  The optional insurance products are packaged within certain negotiated corporate, government and membership programs and within certain retail rates being charged.  Based upon these existing programs and rate packages, management believes that these optional insurance products should be consistently included in the daily pricing of car rental transactions.  On the other hand, non-rental rate revenue items such as refueling and concession pass-through expense items are driven by factors beyond the control of management (i.e. the price of fuel and the concession fees charged by airports).   Additionally, NeverLost units are an optional revenue product which management does not consider to be part of their daily pricing of car rental transactions.

7. Equipment Rental and Rental Related Revenue

Equipment rental and rental related revenue consists of all revenue, net of discounts, associated with the rental of equipment including charges for delivery, loss damage waivers and fueling, but excluding revenue arising from the sale of equipment, parts and supplies and certain other ancillary revenue. Rental and rental related revenue is adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends. This statistic is important to our management and to investors as it is utilized in the measurement of rental revenue generated per dollar invested in fleet on an annualized basis and is comparable with the reporting of other industry participants.

8. Same Store Revenue Growth

Same store revenue growth represents the change in the current period total same store revenue over the prior period total same store revenue as a percentage of the prior period. The same store revenue amounts are adjusted in all periods to eliminate the effect of fluctuations in foreign currency. Our management believes eliminating the effect of fluctuations in foreign currency is appropriate so as not to affect the comparability of underlying trends.

9. Unlevered Pre-Tax Cash Flow

Unlevered pre-tax cash flow is calculated as Corporate EBITDA less equipment rental fleet depreciation including gain (loss) on sale, non-fleet capital expenditures, net of non-fleet disposals, plus changes in working capital (accounts receivable, inventories, prepaid expenses, accounts payable and accrued liabilities), and changes in other assets and liabilities (including public liability and property damage, U.S. pension liability, other assets and liabilities, equity and noncontrolling interest). Unlevered pre-tax cash flow is important to management and investors as it represents funds available to pay corporate interest and taxes and to grow our fleet or reduce debt.

10. Levered After-Tax Cash Flow Before Fleet Growth

Levered after-tax cash flow before fleet growth is calculated as Unlevered Pre-Tax Cash Flow less corporate net cash interest and corporate cash taxes. Levered after-tax cash flow before fleet growth is important to management and investors as it represents the funds available to grow our fleet or reduce our debt.

11. Corporate Net Cash Interest (used in the calculation of Levered After-Tax Cash Flow Before Fleet Growth)

Corporate net cash interest represents total interest expense, net of total interest income, less car rental fleet interest expense, net of car rental fleet interest income, and non-cash corporate interest charges. Non-cash corporate interest charges represent the amortization of corporate debt financing costs and corporate debt discounts. Corporate net cash interest helps management and investors measure the ongoing costs of financing the business exclusive of the costs associated with the fleet financing.

12. Corporate Cash Taxes (used in the calculation of Levered After-Tax Cash Flow Before Fleet Growth)

Corporate cash taxes represents cash paid by the Company during the period for income taxes.

13. Levered After-Tax Cash Flow After Fleet Growth

Levered after-tax cash flow after fleet growth is calculated as Levered After-Tax Cash Flow Before Fleet Growth less equipment rental fleet growth capital expenditures and less gross car rental fleet growth capital expenditures plus car rental fleet financing. Levered after-tax cash flow after fleet growth is important to management and investors as it represents the funds available for the reduction of corporate debt.

14. Net Corporate Debt

Net corporate debt is calculated as total debt excluding fleet debt less cash and equivalents and corporate restricted cash.  Corporate debt consists of senior notes issued prior to the Acquisition; borrowings under our Senior Term Facility; borrowings under our Senior ABL Facility; our Senior Notes; our Senior Subordinated Notes; and certain other indebtedness of our domestic and foreign subsidiaries. Net Corporate Debt is important to management, investors and ratings agencies as it helps measure our leverage. Net Corporate Debt also assists in the evaluation of our ability to service our non-fleet-related debt without reference to the expense associated with the fleet debt, which is fully collateralized by assets not available to lenders under the non-fleet debt facilities.

15. Corporate Restricted Cash (used in the calculation of Net Corporate Debt)

Total restricted cash includes cash and equivalents that are not readily available for our normal disbursements. Total restricted cash and equivalents are restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities, our like-kind exchange programs and to satisfy certain of our self insurance regulatory reserve requirements. Corporate restricted cash is calculated as total restricted cash less restricted cash associated with fleet debt.

16. Net Fleet Debt

Net fleet debt is calculated as total fleet debt less restricted cash associated with fleet debt.  Fleet debt consists of our U.S. ABS Fleet Debt, the Fleet Financing Facility, obligations incurred under our International Fleet Debt Facilities, capital lease financings relating to revenue earning equipment that are outside the International Fleet Debt Facilities, the International ABS Fleet Financing Facility, the Belgian Fleet Financing Facility, the Brazilian Fleet Financing Facility, the Canadian Fleet Financing Facility, the U.K. Leveraged Financing and the pre-Acquisition ABS Notes. This measure is important to management, investors and ratings agencies as it helps measure our leverage.

17. Restricted Cash Associated with Fleet Debt (used in the calculation of Net Fleet Debt and Corporate Restricted Cash)

Restricted cash associated with fleet debt is restricted for the purchase of revenue earning vehicles and other specified uses under our Fleet Debt facilities and our car rental like-kind exchange program.

18. Total Net Debt

Total net debt is calculated as net corporate debt plus net fleet debt.  This measure is important to management, investors and ratings agencies as it helps measure our leverage.

19. Total Net Cash Flow

Total net cash flow is calculated as the change in the debt balances less the change in cash and equivalents and restricted cash, adjusted for the effects of foreign currency.  Total net cash flow is important to management, investors and rating agencies as it represents funds available to grow our fleet or reduce our debt.

20. Total Net Cash Flow Yield

Total net cash flow yield is calculated as total net cash flow divided by the pro forma diluted number of shares outstanding during the period (322.7 million in 2009 and 325.5 million in 2008) as a percentage of the average stock price for the period ($7.46 for the twelve months ended March 31, 2009 and $19.60 for the twelve months ended March 31, 2008).  Total net cash flow yield is important to management, investors and ratings agencies as it represents the relative movements between total net cash flow and our stock price.